UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 31, 2007

FLOTEK INDUSTRIES, INC.

Delaware	001-13270	90-0023731
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

7030 Empire Central Drive, Houston, Texas	77040
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including Area Code: (713) 849-9911

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.

On August 31, 2007, the Company amended its senior credit facility with Wells Fargo Bank N.A. in Houston (the “Senior Credit Facility”). The Senior Credit Facility consists of a revolving line of credit, two equipment term loans and two real estate term loans. The amended credit agreement is comprised of $36 million in term loans and a $25 million revolving credit facility, and provides for borrowing through August 8, 2009. This represents a $1 million increase in the equipment term loan and a $5 million increase in working capital availability within the revolving credit facility. Additionally, the Company’s working capital line borrowing base, which is monitored monthly, increases from 80% of eligible accounts receivable to 85% of eligible accounts receivable. Interest rates for the Senior Credit Facility were unchanged.

Borrowings under the Senior Credit Facility are subject to certain covenants and a material adverse change subjective acceleration clause. Affirmative covenants include compliance with laws, various reporting requirements, visitation rights, maintenance of insurance, maintenance of properties, keeping of records and books of account, preservation of existence of assets, notification of adverse events, ERISA compliance, joinder agreement with new subsidiaries, borrowing base audits, and use of treasury management services. Negative covenants include limitations associated with liens, indebtedness, change in nature of business, transactions with affiliates, investments, distributions, subordinate debt, leverage ratio, fixed charge coverage ratio, consolidated net income, prohibition of fundamental changes, asset sales and capital expenditures. All Senior Credit Facility borrowings are collateralized by substantially all of our assets.

ITEM 8.01	Other Events.

On September 5, 2007, Flotek Industries, Inc. issued a news release announcing the acquisition of Sooner Energy Services, Inc.

ITEM 9.01	Financial Statements and Exhibits

(d)	Exhibits:

Exhibit Number	Description of Exhibit
10.1	Amended and Restated Credit Agreement Between Flotek Industries, Inc. and Wells Fargo Bank, N.A. dated August 31, 2007

99.1	News Release dated September 5, 2007

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 7, 2007

/s/ Lisa G. Meier
Lisa G. Meier Chief Financial Officer & Vice President